Exhibit 99.1

Contact:	Richard J. Lieb, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS THIRD QUARTER
EARNINGS PER SHARE OF $0.28
•	Advisory revenue up 11% year-to-date; quarterly advisory revenue declined 14% as compared to prior year’s third quarter, which was the largest advisory revenue quarter since 2007

•	Advisory revenues for second and third quarters of 2011 represent the largest aggregate advisory revenues for consecutive quarters since 2007

•	Revenue was negatively impacted during the quarter by a significant mark to market decline of $23.6 million in the value of our interest in Iridium Communications Inc. (“Iridium”) (NASDAQ: IRDM)

•	Compensation ratio for the quarter at 50% despite large negative impact on revenue of the decline in value of Iridium; year-to-date compensation ratio is 54% of total revenue and 50% of financial advisory revenue

•	Announced plan to sell all of our investment in Iridium over a period of approximately two years beginning in October 2011; proceeds to be used primarily to repurchase our common stock

•	Repurchased 437,555 shares of our common stock during the third quarter in open market transactions; repurchased 809,817 shares of our common stock year-to-date
NEW YORK, October 19, 2011 — Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $60.4 million and net income allocated to common stockholders of $8.6 million for the quarter ended September 30, 2011. Diluted earnings per share were $0.28 for the quarter.
The Firm’s third quarter revenues compare with revenues of $84.1 million for the third quarter of 2010, which represents a decrease of $23.7 million, or 28%. Advisory revenues for the third quarter of 2011 were $83.2 million compared to $97.0 million for the same period in 2010, representing a decrease of $13.8 million, or 14%. The decline in total revenues for the quarter was significantly impacted by a mark to market loss of $23.6 million from our investment in Iridium.
For the nine months ended September 30, 2011, revenues were $199.5 million compared to $216.4 million for the comparable period in 2010, representing a decrease of $16.9 million, or 8%. Advisory revenues for the nine months ended September 30, 2011 were $217.3 million compared to $195.5 million, up 11% over the same year-to-date period in 2010. Total year-to-date 2011 revenues declined due to the recognition of a mark to market loss in the value of Iridium as compared to the recognition of a mark to market gain in Iridium in the same period in 2010.
The Firm’s third quarter net income allocated to common stockholders of $8.6 million compares to net income allocated to common stockholders of $14.5 million in the third quarter of 2010, which represents a decrease of 41%. Diluted earnings per share were $0.28 and $0.47 for the third quarters of 2011 and 2010, respectively. On a year-to-date basis, net income allocated to common stockholders was $28.5 million through September 30, 2011 compared to $32.5 million for the comparable period in 2010, which represents a decrease of 12%. Diluted earnings per share for the nine months ended September 30, 2011 were $0.92 compared to $1.06 for the same period in 2010.
The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the size of investment gains (or losses), and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.
“We are pleased with the continuing improvement in our advisory business. Despite extraordinary market volatility and declines in company valuations worldwide, our third quarter advisory revenue was consistent with our solid second quarter result. Together, they represent our best consecutive quarters in advisory revenue since 2007, and the outlook going forward remains positive. Somewhat surprisingly given the unusual market volatility, we have yet to see a meaningful impact on our book of active assignments, and our current level of activity worldwide is comparable to what it was before the difficult August/September period and well above the level we saw in 2008-2010. The breadth of our advisory services continues to serve us well, with our private capital advisory (or fund placement) business becoming an increasingly important addition to our M&A and other advisory services for corporations and governments. From a geographic perspective, we are experiencing continued strength in Australia, a significant increase in opportunities in Japan, and continuing improvement in both our North American and European businesses,” Robert F. Greenhill, Chairman, said.
“In recent weeks we have taken further steps to accelerate the liquidation of the investments that remain from the merchant banking business we announced our exit from two years ago. The continuing liquidation of those assets will generate cash that can be largely returned to shareholders, as well as reduce the potential for large mark to market impacts on our results of the kind we saw this quarter. Most importantly, the disposition of these remaining assets further highlights the fact that the client advisory business is our sole focus, which we believe is a strategy beneficial to our clients, shareholders and employees alike,” Scott L. Bok, Chief Executive Officer, commented.

“We believe we remain on track in terms of the four objectives we have achieved since our IPO: growing market share of the fee pool, lower costs than our peers, a flat share count and a strong dividend. Our continuing strong pace of client activity despite market volatility that appears to be heavily impacting our large bank competitors bodes well for further market share gains. Our compensation ratio year-to-date remains below that reported by our closest peers. The negative impact on revenue from the large mark to market loss on our Iridium investment was such that our compensation ratio for the quarter and year-to-date based on total revenue is above the target level that we have achieved every year but 2010. But setting aside the impact on revenue of our residual principal investments it is noteworthy that our compensation cost for the year-to-date is just under 50% of our total advisory revenue. As and when transaction activity continues to increase, our objective is to bring our compensation ratio back to its historic level, while still taking care to compensate our people in a competitive fashion. Finally, in terms of our share count and dividend, we repurchased significant additional shares again in the third quarter while still ending the quarter with minimal debt and a substantial cash balance, and hence we remain well positioned going forward,” Mr. Bok added.
Revenues
Revenues by Source
The following provides a breakdown of total revenues by source for the three month and nine month periods ended September 30, 2011 and 2010, respectively:

	For the Three Months Ended
	September 30, 2011		September 30, 2010
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory fees	$83.2	138%	$97.0	115%
Merchant banking and other investment revenues	(22.8)	(38)%	(12.9)	(15)%

Total revenues	$60.4	100%	$84.1	100%

	For the Nine Months Ended
	September 30, 2011		September 30, 2010
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory fees	$217.3	109%	$195.5	90%
Merchant banking and other investment revenues	(17.8)	(9)%	20.9	10%

Total revenues	$199.5	100%	$216.4	100%

Advisory Revenues
In the third quarter of 2011 advisory revenues decreased 14% to $83.2 million compared to $97.0 million in the third quarter of 2010. While the run rate of our advisory revenue for the third quarter of 2011 was strong those results are compared with third quarter of 2010 when we generated our largest quarterly revenue since 2007. For the three months ended September 30, 2011 we had a similar number of transactions closings, which were slightly smaller in scale than in the same period in 2010. However, in the third quarter of 2011 we experienced an increase in the volume of both strategic advisory assignments with related retainer fees and private capital advisory assignments as compared to the third quarter of 2010.
For the nine months ended September 30, 2011, advisory revenues were $217.3 million compared to $195.5 million for the comparable period in 2010, representing an increase of 11%. This increase principally resulted from a greater volume of both merger and acquisition and private capital advisory assignments. During the nine months ended September 30, 2011, we earned $1 million or more from 51 clients compared to 42 clients in the same period in 2010, representing an increase of 21%.
During the nine months ended September 30, 2011, as compared to the same period in the prior year, worldwide completed M&A volume increased 30%, from $1,360.7 billion to $1,763.5 billion1.
Advisory assignments completed in the third quarter of 2011 included:
•	the acquisition by A.O. Smith Corporation of Lochinvar Corporation;

•	the sale of A.O. Smith Corporation’s Electrical Products Company to Regal Beloit Corporation;

•	the acquisition by AXA Private Equity of limited partnership interests in private equity buyout funds and a portfolio of direct stakes in companies from Citigroup;

•	the representation of Centrebet International Limited on a recommended offer from Sportingbet plc;

•	the sale of The Forzani Group Ltd. to Canadian Tire Corporation, Limited;

•	the representation of KemFine Group Oy and 3i in conjunction with the disposal of KemFine Group Oy to CABB AG;

•	the acquisition by Key Energy Services, Inc. of Edge Oilfield Services;

•	the representation of Minerva plc on a recommended offer from a consortium consisting of AREA Property Partners and Delancey Real Estate Asset Management; and

•	the acquisition by VF Corporation of The Timberland Company.
During the quarter, our private capital advisory group served as global placement agent on behalf of private equity and real estate funds for seven interim closings and one final closing of the sale of limited partnership interests in such funds.

[1]	Global M&A completed transaction volume for the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010. Source: Thomson Financial as of October 4, 2011.

Merchant Banking and Other Investment Revenues
At September 30, 2011 our merchant banking and other investments consisted principally of our investment in Iridium, which had a value of $60.8 million, and our remaining investments in previously sponsored and other merchant banking funds of $40.5 million, which includes $12.9 million of value that has been transferred to the purchasers subject to a put option.
On October 4, 2011 the Firm announced that it had entered into a 10b5-1 sales plan to sell its entire interest in Iridium over a period of approximately two years. The net proceeds from the sales are expected to be used to repurchase the Firm’s common stock.
For the third quarter of 2011, the Firm recorded a loss of $22.8 million in total merchant banking and other investment revenues compared to a loss of $12.9 million in the third quarter of 2010. The losses in each of the three month periods ended September 30, 2011 and 2010 resulted predominantly from mark to market declines in the value of Iridium.
For the nine months ended September 30, 2011, the Firm recorded a loss of $17.8 million in merchant banking and other investment revenues compared to a gain of $20.9 million for the nine months ended September 30, 2010. The year-to-year decrease in our merchant banking and other investment revenues of $38.7 million primarily resulted from a mark to market loss of $20.1 million in the value of our investment in Iridium, which was recognized during the nine month period ended September 30, 2011, compared to the recognition of a mark to market gain in Iridium of $7.7 million in the same year-to-date period in 2010. Additionally, our 2011 revenues were impacted by the absence of merchant banking management fees due to our discontinuation of the management of merchant banking funds at year-end 2010. For the nine months ended September 30, 2010 we earned management fee revenue of $10.7 million.
The investment gains (or losses) in the merchant banking funds and other investment portfolio may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our merchant banking portfolio, equity market valuations, commodity prices and merger and acquisition opportunities. Revenue recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenue that may be realized and/or recognized in future periods.
Expenses
Operating Expenses
Our total operating expenses for the third quarter of 2011 were $47.3 million compared to $60.1 million of total operating expenses for the third quarter of 2010. This represents a decrease in total operating expenses of $12.8 million, or 21%, and resulted principally from a decrease in our compensation expense as described in more detail below. Our pre-tax income margin was 22% for the third quarter of 2011 as compared to 29% for the third quarter of 2010.
For the nine months ended September 30, 2011, total operating expenses were $155.9 million compared to $159.1 million of total operating expenses for the same period in 2010. The decrease of $3.2 million, or 2%, related to a decrease in our compensation expense offset by an increase in our non-compensation expense, each as described in more detail below. The pre-tax income margin for the nine months ended September 30, 2011 was 22% compared to 27% for the comparable period in 2010.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(in millions, unaudited)
Employee compensation and benefits expense	$30.4	$44.2	$108.4	$114.7
% of revenues	50%	53%	54%	53%
Non-compensation expense	16.9	15.9	47.5	44.4
% of revenues	28%	19%	24%	21%
Total operating expense	47.3	60.1	155.9	159.1
% of revenues	78%	72%	78%	74%
Total income before tax	13.0	24.0	43.6	57.3
Pre-tax profit margin	22%	29%	22%	27%
Compensation and Benefits Expenses
Our employee compensation and benefits expenses in the third quarter of 2011 were $30.4 million, which reflects a 50% ratio of compensation to revenue. This amount compared to $44.2 million for the third quarter of 2010, which reflected a 53% ratio of compensation to revenue. The decrease of $13.8 million, or 31%, principally resulted from lower amortization of restricted stock units due to the departure of certain employees who forfeited their awards in the third quarter of 2011.
For the nine months ended September 30, 2011, our employee compensation and benefits expenses were $108.4 million compared to $114.7 million for the same period in the prior year. The decrease of $6.3 million, or 5%, principally resulted from lower amortization of restricted stock units, as discussed above, in the first nine months of 2011 as compared to the same period in 2010. On a year-to-date basis, the ratio of compensation expense to total revenues was 54% as compared to 53% for the same nine month period in 2010. The slight increase in the compensation ratio for the nine months ended September 30, 2011 resulted from the spreading of our 2011 compensation expense over a lower revenue base compared to the same period in 2010. On a year-to-date basis in 2011 the ratio of compensation expense to advisory revenues was 50%.
Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenue recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses
Our non-compensation expenses were $16.9 million in the third quarter of 2011 compared to $15.9 million in the third quarter of 2010, representing an increase of $1.0 million, or 6%. The increase in non-compensation expenses principally resulted from increased travel related to greater business development activities, increased leasehold amortization and other general operating costs as a result of office expansions, and the negative impact on our foreign non-compensation costs of a stronger U.S. dollar as compared to the prior year.
For the first nine months of 2011, our non-compensation expenses were $47.5 million compared to $44.4 million for the same period in 2010, representing an increase of $3.1 million, or 7%. The increase in non-compensation expenses was primarily attributable to greater occupancy costs as a result of the acquisition of Greenhill Caliburn in April 2010 and the expansion of other office space in existing locations, the amortization of the acquired Australian intangible assets, increased travel costs related to greater business development activities, and the impact of foreign currency conversion on our operating costs, offset in part by the absence of professional fees associated with the acquisition of Greenhill Caliburn.
Non-compensation expenses as a percentage of revenues for the three months ended September 30, 2011 were 28% compared to 19% for the same period in the prior year. This increase in non-compensation expense as a percentage of revenues resulted from increased costs referred to above spread over lower revenues in the third quarter of 2011 as compared to the same period in 2010.
Non-compensation expenses as a percentage of revenues in the nine months ended September 30, 2011 were 24% compared to 21% for the same period in the prior year. The increase in non-compensation expenses as a percentage of revenues in the nine months ended September 30, 2011 compared to the same period in the prior year reflected the higher expenses referred to above spread over lower revenues.
The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.
Provision for Income Taxes
The provision for taxes in the third quarter of 2011 was $4.4 million, which reflected an effective tax rate on income allocated to common stockholders of 34%. This compares to a provision for taxes in the third quarter of 2010 of $8.7 million, which reflected an effective tax rate of 38% for the period. The decrease in the provision for income taxes in the third quarter of 2011 as compared to the same period in 2010 was attributable to both lower pre-tax income allocated to common shareholders and a lower effective rate due to an increase in the proportion of income earned in lower tax rate jurisdictions.

For the nine months ended September 30, 2011, the provision for taxes was $15.1 million, which reflected an effective tax rate of 35%. This compares to a provision for taxes for the nine months ended September 30, 2010 of $20.4 million, which reflected an effective tax rate of 39% for the period. The decrease in the provision for income taxes in the nine months ended September 30, 2011 as compared to the same period in 2010 was attributable to both lower pre-tax income allocated to common shareholders and a lower effective rate due to an increase in the proportion of income earned in lower tax rate jurisdictions.
The effective tax rate can fluctuate as a result of variations in the relative amounts of financial advisory and investment income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of September 30, 2011, we had cash of $62.1 million, investments of $103.0 million and short-term debt of $25.3 million.
During the third quarter the Firm repurchased 437,555 shares of our common stock in open market purchases at an average price of $39.99, for a total purchase cost of approximately $17.5 million. As of September 30, 2011 we had remaining authorization to repurchase up to $50.9 million of common stock in open market transactions.
Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on December 21, 2011 to common stockholders of record on December 7, 2011.
Earnings Call
Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, October 19, 2011, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Richard J. Lieb, Chief Financial Officer, will review the Firm’s third quarter 2011 financial results and related matters. Following the review, there will be a question and answer session.
Investors and analysts may participate in the live conference call by dialing (866) 843 — 0890 (toll-free domestic) or (412) 317 — 9250 (international); passcode: 8121655. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.
For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone (until November 19, 2011 at 5p.m.) starting approximately one hour after the call ends. The replay can be accessed at (877) 344 -7529 (toll-free domestic) or (412) 317 -0088 (international); passcode: 10005465. The webcast will be archived on Greenhill’s website for 30 days after the call.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in our Report on Form 10-K for the fiscal year 2010.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues
Advisory fees	$83,198,482	$97,004,262	$217,286,233	$195,523,025
Merchant banking and other investment revenues	(23,243,984)	(13,065,904)	(18,582,204)	20,671,497
Interest income	400,627	111,891	786,101	240,258

Total revenues	60,355,125	84,050,249	199,490,130	216,434,780

Expenses
Employee compensation and benefits	30,445,892	44,187,076	108,425,829	114,710,433
Occupancy and equipment rental	4,443,565	4,389,557	13,076,513	11,219,748
Depreciation and amortization	2,092,982	1,708,195	5,959,633	4,123,991
Information services	2,000,530	1,993,469	5,569,043	5,166,950
Professional fees	1,580,879	1,633,245	4,391,220	5,865,781
Travel related expenses	2,917,466	2,597,777	8,370,867	7,724,301
Interest expense	374,770	636,686	1,618,071	1,749,068
Other operating expenses	3,521,138	2,994,547	8,470,080	8,546,205

Total expenses	47,377,222	60,140,552	155,881,256	159,106,477

Income before taxes	12,977,903	23,909,697	43,608,874	57,328,303

Provision for taxes	4,413,577	8,695,516	15,136,155	20,374,614

Consolidated net income	8,564,326	15,214,181	28,472,719	36,953,689

Less: Net income allocated to noncontrolling interests	0	744,332	6,302	4,421,914

Net income allocated to common stockholders	$8,564,326	$14,469,849	$28,466,417	$32,531,775

Average shares outstanding:
Basic	30,693,194	30,754,685	31,064,054	30,546,017
Diluted	30,693,194	30,800,556	31,065,257	30,609,821
Earnings per share:
Basic	$0.28	$0.47	$0.92	$1.07
Diluted	$0.28	$0.47	$0.92	$1.06

Dividends declared and paid per share	$0.45	$0.45	$1.35	$1.35